UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015

__________

Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2015, Premier Exhibitions, Inc. (the “Company”) entered into a Secured Promissory Note and Guarantee (the “Note”) with Mr. Yanzi Gao as agent for the lenders listed therein (the “Lenders”), with an aggregate principal sum not to exceed US$5,000,000. The Note provides that the Company will make draws of: (i) $1,000,000 on or before December 10, 2015; (ii) $1,000,000 within five business days after delivering written notice to the Lenders requesting the second draw, on or before December 18, 2015; and (iii) $1,000,000 within five business days after delivering written notice to the Lenders requesting the third draw, on or before December 31, 2015, provided in each case there is no event of default under the Note. The Note provides the Company may request an additional advance in the amount of $2,000,000 at any time during the term of the Note, provided the Lenders shall have the option to grant or deny the request in their sole and absolute discretion. The proceeds of the Note shall be used in the normal course of the Company’s business operations.

The unpaid principal amount of the Note will accrue interest at a rate of 12% per annum, provided that during an event of default the Note will bear interest at a rate of 15% per annum. Accrued interest shall be paid on the last business day of each month.

The Company must repay 103% of all unpaid principal, plus fees and accrued and unpaid interest under the Note on August 1, 2017. The Company may prepay the Note at any time at an amount equal to 105% of the principal amount. In addition, in connection with any mandatory prepayment or acceleration of the Note, including upon a change of control of the Company, the Company must prepay the Note at an amount equal to 105% of the principal amount.

The Note contains customary restrictive covenants and events of default.

The Note is guaranteed by each of RMS Titanic, Inc., Premier Exhibition Management LLC, and Premier Merchandising, LLC, all of which are subsidiaries of the Company.

The Note is secured by substantially all of the assets of the Company and the subsidiary guarantors, including the stock of each of the subsidiary guarantors.  The security interest does not apply to the Titanic assets held by RMS Titanic, Inc., but applies to all revenues, contracts and agreements lawfully arising out of the Titanic assets.

The Lenders’ exercise of rights and remedies with respect to the stock of RMS Titanic, Inc. and any revenues, contracts and agreements lawfully arising out of the Titanic assets are expressly governed by and subject to the terms and conditions of the applicable court orders governing the ownership of the Titanic assets by RMS Titanic, Inc., which include (i) the Opinion issued by the United States District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 12, 2010; (ii) the Order issued by the United State District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 15, 2011; (iii) the Revised Covenants and Conditions for the Future Disposition of Objects Recovered from the R.M.S. Titanic by RMS Titanic, Inc. pursuant to an in specie salvage award granted by the United States District Court for the Eastern District of Virginia, dated as of August 15, 2011; and (iv) the Process Verbal, issued on October 12, 1993 by the Maritime Affairs Administrator for the Ministry of Equipment Transportation and Tourism, French Republic to Titanic Ventures Limited Partnership, together with the letter of intent of Titanic Ventures Limited Partnership dated September 22, 1993.

A copy of the Note is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9 2015, the Board of Directors of the Company approved a director compensation plan for calendar year 2016. Under the plan, the Company will pay to each non-employee director of the Company an annual cash retainer of C$25,000, with the exception of the Audit Committee Chair, who will receive an annual cash retainer of C$35,000. The previous director compensation plan was an annual retainer of US$50,000, payable half in cash and half in restricted stock.

While Mr. Banker and Mr. Kraniak are already under a 2015 director compensation plan, Mr. Duchak, Mr. Evans and Mr. Tao will receive director compensation during 2015 consistent with the terms of the 2016 director compensation plan. Mr. Bao is an executive of the Company and as such will receive no compensation for his services as a director.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Secured Promissory Note and Guarantee, dated December 9, 2015, issued by Premier Exhibitions, Inc. to Mr. Yanzi Gao as agent for the lenders listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:	/s/ Michael J. Little
Michael J. Little,
Chief Financial Officer

Date: December 14, 2015